42493

                                                                    SUB-ITEM 77I

          MFS VARIABLE INSURANCE TRUST on Behalf of: MFS Emerging Growth Series MFS Capital Opportunities Series MFS Research Series MFS Growth With Income Series MFS Growth Series MFS Total Return Series MFS Utilities Series MFS High Income Series MFS Global Governments Series MFS Global Equity Series MFS Bond Series MFS New Discovery Series

                 MFS Mid Cap Growth Series

This document is hereby incorporated to this N-SAR filing by reference:

         A supplement to the current prospectus describing the service class shares is incorporated by reference to Registrant's Post-Effective Amendment No. 14 (File Nos. 33-74668 and 811-8326) as filed with the SEC via EDGAR on February 11, 2000.